EXHIBIT 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL 2008 THIRD QUARTER RESULTS

INDIANAPOLIS, August 11, 2008 /PRNewswire-FirstCall/ -- The Steak n Shake Company (NYSE: SNS) today announced its results for the fiscal 2008 third quarter ended July 2, 2008.

Selected results from the fiscal third quarter 2008:
•	Total revenues of $144.3 million
•	General and administrative expense reduction of $2.0 million or 16.0%
•	Debt reduction of $20.4 million
•	Cash flow from operations of $9.7 million

Fiscal Third Quarter 2008 Results

Total revenues for the fiscal 2008 third quarter decreased 6.1% to $144.3 million compared to $153.6 million in the comparable period last year. During the third quarter, same-store sales declined by 5.8%. The Net loss for the fiscal 2008 third quarter was $9.8 million, or $0.35 per diluted share. These figures compare to net earnings of $0.1 million, or $0.00 per diluted share in the third quarter of the prior year. Current third quarter results included $14.1 million ($8.7 million, or $0.31 per diluted share, net of tax) of non-cash impairment charges, which include $4.8 million related to a group of 12 stores that we plan to close in the fourth quarter of fiscal 2008, and $8.8 million related to 18 restaurants that were impaired because the carrying values of their underlying assets were more than the expected future cash flows. An additional $0.5 million related to three stores involved in a sale-leaseback whose net book values exceeded their fair values. We completed 10 sale-leasebacks generating $14.8 million in proceeds, which were applied to paying down the line of credit. As a result, the Company now owns 154 properties, both land and building. Total obligations under our credit facilities at the end of the third quarter were $27.0 million.

Our cash flow from operations in the third quarter was $9.7 million. Our capital expenditures were $4.7 million, which included the rollout of the point of sale system, recent store openings, and maintenance. In the fourth quarter capital spending will be largely limited to maintenance capital expenditures.

We are presently undergoing a comprehensive examination of the company and are in the process of implementing a restructuring program. We are intent on maximizing cash flows and are therefore undertaking many initiatives such as the following:

•	Closing underperforming locations
•	Reducing general and administrative expenses further
•	Shortening hours of operation in many locations
•	Tax planning to recover a substantial amount of taxes paid in fiscal 2006
•	Limiting capital spending to maintenance — no new Company store openings

In addition, we are working with a sense of urgency to revive our operations. We believe the lack of store-level execution in recent years has significantly contributed to a decline in our guest count. In addition to the downturn in sales in the third fiscal quarter, the Company experienced deterioration in operating margins because of aggressive discounting, increases in commodity prices, and minimum wage rates. We will continue to take action to manage our costs while concurrently investing in our future by improving unit economics. We are managing the business with the goal of increasing the per-share value in order to create substantial and sustainable shareholder wealth.

In the upcoming shareholder letter, we will provide an update on expected savings in general and administrativefor fiscal 2009. We believe cost inefficiencies are besetting the organization; therefore, we are carefully examining the Company’s cost structure.

Sardar Biglari, Chairman and Chief Executive Officer, stated, “In my view, our poor performance is not the result of poor economic conditions. Much of our operating shortfall, I believe, is the result of our own lack of execution. As a company that began in the midst of the Great Depression, we have a deep heritage from one of the great American brands and are fortunate to have attracted committed and passionate employees, benefits that we believe will allow us once again to become a thriving chain.”

Communication with Investors

In lieu of a conference call, we plan to communicate with shareholders through an Investor Day to be held within the next 90 days. The date of the gathering will be released shortly. In addition, in the next 60 days a shareholder letter will be issued to elaborate on our plans. To be fair to all shareholders as well as to be efficient with our time, Investor Day is a stand-in for one-on-one communication. We will hold the informative meeting so shareholders can confer with management and spend as much time as needed to address questions. Our goal is to manage the business based on the long-term, and we will communicate in a manner consistent with attracting shareholders with a similar time horizon.

About Steak n Shake

Steak n Shake is a full-service restaurant famous for its STEAKBURGERSTM, thin 'n crispy French fries, old fashioned hand-dipped milk shakes, and chili. All of the food is fresh, prepared to the guest's order, and served by friendly associates. Steak n Shake restaurants feature full-service dining areas, counter service, and drive-thru windows. As of July 2, 2008, there were 505 Steak n Shake restaurants operating in 21 states, including 436 Company-owned and 69 franchised units.

Risks Associated with Forward-Looking Statements

Certain statements contained in this press release represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures or other financial items, as well as assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate,” “believe,” “expect,” “may” and other similar terminology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, many beyond our control, including, but not limited to: the poor performance or closing of even a small number of restaurants; our ability to attract and retain guests; the ability of our franchisees to operate profitable restaurants; changes in guest preferences, tastes and dietary habits; minimum wage rates; the availability and cost of qualified personnel; fluctuations in food commodity prices and the availability of food commodities; harsh weather conditions; unfavorable publicity relating to food safety or food borne illness; our ability to comply with the restrictions and covenants to our debt agreements; our ability to renegotiate our debt agreements and refinance our current debt at similar rates; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks and other components of our brand; and other risks identified in the periodic reports we file with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that are currently deemed immaterial may also become important factors that may harm our business, financial condition, results of operations or cash flows. We assume no obligation to update forward-looking statements except as required in our periodic reports.

Contact:	Dave Milne
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in $000s, except share and per share data)

	Twelve Weeks Ended				Forty Weeks Ended
	July 2,		July 4,		July 2,		July 4,
	2008		2007		2008		2007
	(UNAUDITED)		(UNAUDITED)		(UNAUDITED)		(UNAUDITED)
Revenues:
Net sales	$143,303	99.3%	$152,700	99.4%	$468,071	99.3%	$500,213	99.4%
Franchise fees	990	0.7%	886	0.6%	3,105	0.7%	2,790	0.6%
Total revenues	144,293	100.0%	153,586	100.0%	471,176	100.0%	503,003	100.0%

Costs and Expenses:
Cost of sales (1)	35,527	24.8%	35,318	23.1%	115,658	24.7%	114,576	22.9%
Restaurant operating costs (1)	79,241	55.3%	79,882	52.3%	259,090	55.4%	257,133	51.4%
General and administrative (2)	10,671	7.4%	12,697	8.3%	35,174	7.5%	43,803	8.7%
Depreciation and amortization	7,812	5.4%	7,577	4.9%	25,925	5.5%	24,628	4.9%
Marketing	6,666	4.6%	7,054	4.6%	23,043	4.9%	22,628	4.5%
Interest	3,263	2.3%	3,314	2.2%	10,816	2.3%	10,689	2.1%
Rent	3,379	2.3%	3,309	2.2%	11,107	2.4%	10,612	2.1%
Pre-opening costs	112	0.1%	581	0.4%	1,243	0.3%	2,327	0.5%
Asset impairments and provision for restaurant closings	14,089	9.8%	5,369	3.5%	14,089	3.0%	5,176	1.0%
Other income, net	(288)	-0.2%	(668)	-0.4%	(1,263)	-0.3%	(1,612)	-0.3%
Total costs and expenses	160,472	111.2%	154,433	100.6%	494,882	105.0%	489,960	97.4%

(Loss) Earnings Before Income Taxes	(16,179)	-11.2%	(847)	-0.6%	(23,706)	-5.0%	13,043	2.6%

Income Taxes	(6,382)	-4.4%	(971)	-0.6%	(9,912)	-2.1%	2,762	0.5%

Net (Loss) Earnings	$(9,797)	-6.8%	$124	0.1%	$(13,794)	-2.9%	$10,281	2.0%

Basic (Loss) Earnings Per Common and Common Equivalent Share	$(0.35)		$0.00		$(0.49)		$0.37

Diluted (Loss) Earnings Per Common and Common Equivalent Share	$(0.35)		$0.00		$(0.49)		$0.36

Weighted Average Shares and Equivalents:
Basic	28,288,330		28,067,417		28,274,193		28,002,370
Diluted	28,288,330		28,255,645		28,274,193		28,217,828

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales. All other items are expressed as a percentage of revenues.
(2) General and administrative expenses for the 40 weeks ended July 2, 2008 included $1.0 million of incremental non-operating pre-tax expenses related to advisory, proxy, and other professional services, and severance.

Condensed Consolidated Statements of Financial Position
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	July 2,	September 26,
	2008	2007
Assets:
Current Assets
Cash and cash equivalents	$1,621	$1,497
Receivables, net	4,484	6,289
Inventories	7,276	7,226
Deferred income taxes	3,449	3,616
Assets held for sale	21,742	18,571
Other current assets	13,950	10,998
Total current assets	52,522	48,197
Net property and equipment	450,446	492,610
Goodwill	14,503	14,503
Other intangible assets, net	1,809	1,959
Deferred income taxes	123	—
Other assets	9,500	7,945
Total assets	$528,903	$565,214

Liabilities and Shareholders' Equity:
Current Liabilities
Accounts payable	$29,538	$28,195
Accrued expenses	31,528	32,624
Current portion of long-term debt	1,330	2,390
Line of credit	9,180	27,185
Current portion of obligations under leases	3,980	4,180
Total current liabilities	75,556	94,574
Deferred income taxes	—	5,060
Other long-term liabilities	7,514	5,701
Obligations under leases	136,357	139,493
Long-term debt	16,502	16,522

Commitments and Contingencies
Shareholders' Equity:
Common stock - $0.50 stated value, 50,000,000 shares authorized - shares issued: 30,332,839	15,166	15,166
Additional paid-in capital	127,213	126,415
Retained earnings	170,918	185,024
Treasury stock - at cost: 1,632,246 shares as of July 2, 2008; 1,959,931 shares as of September 26, 2007	(20,323)	(22,741)
Total shareholders' equity	292,974	303,864
Total liabilities and shareholders' equity	$528,903	$565,214

Condensed Consolidated Statements of Cash Flows
The Steak n Shake Company
(Amounts in $000s)
	Forty Weeks Ended
	July 2,	July 4,
	2008	2007
	(Unaudited)	(Unaudited)
Operating Activities:
Net (loss) earnings	$(13,794)	$10,281
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	25,925	24,628
Provision for deferred income taxes	(4,714)	(1,621)
Asset impairments and provision for restaurant closings	14,089	5,176
Non-cash expense for stock-based compensation and deferred rent	2,676	3,535
(Gain) loss on disposal of property	(372)	498
Changes in receivables and inventories	1,720	(1,524)
Changes in other assets	(3,299)	(5,260)
Changes in accounts payable and accrued expenses	1,340	750
Net cash provided by operating activities	23,571	36,463

Investing Activities:
Additions of property and equipment	(28,512)	(56,193)
Proceeds from property and equipment disposals	11,531	5,956
Net cash used in investing activities	(16,981)	(50,237)

Financing Activities:
Net payments on line of credit facility	(18,005)	(1,465)
Proceeds from issuance of long-term debt	—	15,000
Principal payments on long-term debt	(1,080)	(1,062)
Proceeds from equipment and property sale-leasebacks	14,817	800
Principal payments on direct financing lease obligations	(3,336)	(2,401)
Proceeds from exercise of stock options	132	660
Excess tax benefits from stock-based awards	10	62
Repurchase of employee shares for tax withholding	(8)	—
Proceeds from employee stock purchase plan	1,004	1,234
Net cash (used in) provided by financing activities	(6,466)	12,828

Increase (decrease) in Cash and Cash Equivalents	124	(946)
Cash and Cash Equivalents at Beginning of Period	1,497	4,820

Cash and Cash Equivalents at End of Period	$1,621	$3,874